Exhibit 99.1

FOR IMMEDIATE RELEASE

PRB GAS TRANSPORTATION, INC. RECEIVES APPROVAL

TO DRILL 24 WELLS IN SOUTH GILLETTE FIELD IN WYOMING’S POWDER RIVER BASIN

Denver, Colorado – September 15, 2005 – PRB Gas Transportation, Inc., (“PRB” or the “Company”) (AMEX:PRB), today announced that on September 13, 2005, the Wyoming Oil and Gas Conservation Commission approved an application submitted by PRB on behalf of Rocky Mountain Gas, a subsidiary of Enterra Energy.  As announced on September 7, 2005, Enterra and PRB have entered into a venture to develop the Rocky Mountain Gas properties in the Powder River Basin.

The approval was for 80-acre spacing units for 6 wells plus 3 additional wells per spacing unit for a total of 24 wells that will be drilled in the Moyer coal seam.  The Company anticipates that the drilling permits for these 24 wells will be issued in late October and that drilling will commence shortly thereafter.

Upon completion of the 24 wells and commencement of gas production and sales, PRB plans to permit and drill 57 more wells in this field.  PRB’s Gap gathering system collects the gas from this field.  In addition to the expected increased revenue from natural gas sales, the Company also expects that its gas gathering cash flow and profitability will also improve as a result of the development of the Moyer coal seam.

The Company is also participating in the drilling of 63 wells in the Castle Rock field in Montana.  To date, two wells have been drilled and completed.  A number of coal seams have been identified that have the potential to produce commercial natural gas quantities.  The State of Montana has approved an additional 220 wells in Castle Rock; however, the drilling permits have not been issued at this time.

Robert W. Wright, Chairman and CEO, commented, “PRB’s Rocky Mountain Gas drilling program is currently on schedule.  We plan to have drilled and completed 40 wells in Wyoming before the end of 2005 and plan that the drilling program will proceed in the Castle Rock field in Montana.”

With the formation of the Rocky Mountain Gas venture, PRB is engaged in the exploration and development of coal bed methane gas lines.

This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission.  The Company undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Company Contacts:	or	Investor Relations Counsel
PRB Gas Transportation, Inc.		The Equity Group Inc.
Robert W. Wright, Chairman and CEO		Linda Latman (212) 836-9609
William P. Brand, Jr., Vice President – Finance		Andreas Marathovouniotis (212) 836-9611
(303) 308-1330		www.theequitygroup.com
info@prbtrans.com